Exhibit 95

Mine Safety Disclosures
The operation of Stillwater Mining Company's (Company) mines located in the United States is subject to regulation by Mine Safety and Health Administration (MSHA) under the Federal Mine Safety and Health Act (FMSH Act). MSHA inspects the Company's mines on a regular basis and issues various citations and orders when it believes a violation has occurred under the FMSH Act. The information below presents certain mining safety and health citations that MSHA has issued with respect to the Company's mining operations. In evaluating this information, consideration should be given to factors such as: (i) the number of citations and orders will vary depending on the size of the mine; (ii) the number of citations issued will vary from inspector to inspector and mine to mine, and (iii) citations and orders can be contested and appealed and, in that process, are often reduced in severity and amount, and are sometimes dismissed.
Under the Dodd-Frank Wall Street Reform and Consumer Protection Act (Dodd-Frank Act), each operator of a coal or other mine is required to include certain mine safety results within its periodic reports filed with the U.S. Securities and Exchange Commission (SEC). As required by the reporting requirements included in § 1503(a) of the Dodd-Frank Act and Item 104 of Regulation S-K (17 CFR 229.104), the Company presents the following items regarding certain mining safety and health matters, for the period presented, for each of its mine locations that are covered under the scope of the Dodd-Frank Act:

(A)
The total number of violations of mandatory health or safety standards that could significantly and substantially contribute to the cause and effect of a coal or other mine safety or health hazard under section 104 of the FMSH Act (30 U.S.C. 814) for which the operator received a citation from MSHA;

(B)	The total number of orders issued under section 104(b) of the FMSH Act (30 U.S.C. 814(b));

(C)	The total number of citations and orders for unwarrantable failure of the mine operator to comply with mandatory health or safety standards under section 104(d) of the FMSH Act (30 U.S.C. 814(d));

(D)	The total number of imminent danger orders issued under section 107(a) of the FMSH Act (30 U.S.C. 817(a));

(E)	The total dollar value of proposed assessments from MSHA under the FMSH Act (30 U.S.C. 801 et seq.);

(F)	Total number of mining related fatalities during the period;

(G)	Legal actions pending before Federal Mine Safety and Health Review Commission involving such coal or other mine as of the last day of the period;

(H)	Legal actions initiated before the Federal Mine Safety and Health Review Commission involving such coal or mine during the period; and

(I)	Legal actions resolved before the Federal Mine Safety and Health Review Commission involving such coal or mine during the period.

At December 31, 2016, the Company had not received any flagrant violations under Section 110(b)(2) of the FMSH Act and no written notices of a pattern of violations, or the potential to have a pattern of such violations, under section 104(e) of the FMSH Act.

Year Ended December 31, 2016
	(A)	(B)	(C)	(D)	(E)	(F)	(G)*	(H)	(I)
	Section 104 (S&S) Citations	Section 104 (b) Orders	Section 104 (d) Citations and Orders	Section 107 (a) Orders	Proposed MSHA Assessments (in thousands) (1)	Total Number of Mining Fatalities	Legal Actions Pending as of Last Day of Period	Legal Actions Initiated During Period	Legal Actions Resolved During Period

Stillwater Mine	27	—	4	—	$55	—	2	4	4

East Boulder Mine	20	—	—	—	$22	—	12	3	9
(1) Amounts included are the total dollar value of proposed assessments received from MSHA during the year ended December 31, 2016, regardless of whether the assessment has been challenged or appealed. Citations and orders can be contested and appealed, and as part of that process, are sometimes reduced in severity and amount, and sometimes dismissed.
* (G) All legal actions pending are penalty contest.